EXHIBIT 99.1

UTMD Reports Audited Year 2023 and Fourth Quarter Financial Performance

Contact: Brian Koopman (801) 566-1200January 30, 2024

Salt Lake City, Utah – With Revenues 4% lower and Net Income and Earnings Per Share 1% higher than in 2022, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved financial results for the full year of 2023 consistent with management’s beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

A summary comparison of 4Q and calendar year 2023 income statement measures with the same periods of 2022 follows:

             4Q                 Year

2023 to 2022 Comparison                           (October–December)     (January-December)

Revenues (Sales):	( 9%)	( 4%)
Gross Profit (GP):	(15%)	(7%)
Operating Income (OI):	(22%)	(15%)
Income Before Tax (EBT):	(10%)	(3%)
Net Income (NI):	(6%)	+ 1%
Earnings Per Share (EPS):	(6%)	+ 1%

Profit margins in 4Q and year 2023 compared to 4Q and year 2022 follow:

	4Q 2023 (Oct – Dec)	4Q 2022 (Oct-Dec)	2023 (Jan–Dec)	2022 (Jan–Dec)
Gross Profit Margin (GP/ sales):	57.6%	61.3%	59.8%	61.6%
Operating Income Margin (OI/ sales):	32.0%	37.3%	33.4%	37.9%
Income Before Tax Margin (EBT/ sales):	40.7%	41.2%	40.0%	39.5%
Net Income Margin (NI/ sales):	34.8%	33.6%	33.1%	31.5%

Total consolidated worldwide sales were $2 million (4%) lower in 2023 because, as expected, sales to UTMD’s biopharma OEM customer were $3 million lower.  With lower Sales together with higher overhead costs associated primarily with cost-of-living adjustments for employees, and inflation in raw material costs, UTMD was not able to maintain GP margins in 2023 consistent with 2022, although the result was near its targeted 60% level for the year. OI margins were further diluted by unusual litigation expense associated with Filshie clip product liability lawsuits in the U.S. On the other hand, with the help of interest income on UTMD’s cash balances, EBT and NI margins were higher in 2023 than in 2022, allowing an increase in NI and EPS for the year.

Worldwide (WW) consolidated sales in 2023 were $2,057 lower than in 2022, essentially because sales to UTMD’s largest biopharma OEM customer were $2,925 lower. Overall domestic sales in 2023 were down 12% while outside the U.S. (OUS) sales were up 8%. Although sales invoiced in foreign currencies were 15% higher in 2023 compared to 2022, making up 30% of 2023 total consolidated sales compared to just 25% in 2022, foreign currency exchange (FX) rate changes had a minimal impact.

UTMD’s December 31, 2023 Balance Sheet, in the continued absence of debt, remained strong. After using $4,282 cash to pay stockholder dividends and $639 for new manufacturing equipment and tooling during 2023, ending Cash and Investments were $92.9 million on December 31, 2023 compared to $75.1 million on December 31, 2022. In addition, in order to hedge against ongoing supply chain disruption, UTMD continued to use its cash trove to increase inventories $0.8 million, a 9% increase from the end of

2022 despite 4% lower revenues. Stockholders’ Equity (SE) increased $14.1 million as of December 31, 2023 from December 31, 2022 despite the fact that stockholder dividends reduced SE.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of calendar year 2023 compared to the end of 2022 and the end of 3Q 2023 follow:

	12-31-23	12-31-22	Change	9-30-23	Change
GBP	1.27386	1.20771	5.5%	1.22134	4.3%
EUR	1.10593	1.06940	3.4%	1.05841	4.5%
AUD	0.68248	0.68050	0.3%	0.64494	5.8%
CAD	0.75733	0.73899	2.5%	0.73873	2.5%

Revenues (sales) - 4Q 2023

Total consolidated 4Q 2023 UTMD worldwide (WW) sales were $12,333 compared to $13,575 in 4Q 2022, $1,242 (9.1%) lower than in 4Q 2022. Total constant currency sales were $1,441 (10.6%) lower. U.S. domestic sales were 10.7% lower and OUS sales were 7.2% lower in USD terms than in 4Q 2022.

Domestic U.S. sales in 4Q 2023 were $6,736 compared to $7,542 in 4Q 2022.  Domestic sales are invoiced in USD and are not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct non-Filshie device sales, representing 53% of total domestic sales, were $170 (4.5%) lower in 4Q 2023 than in 4Q 2022. OEM sales, representing 29% of total domestic sales, were $520 (21.1%) lower. Direct Filshie device sales, representing 18% of total domestic sales, were $117 (8.9%) lower in 4Q 2023 compared to 4Q 2022.

OUS sales in 4Q 2023 were $5,597 compared to $6,033 in 4Q 2022. Unlike earlier in the year when the USD was stronger, the FX rate impact on OUS sales of a stronger EUR and GBP added $199 to 4Q 2023 sales relative to a 4Q 2022 constant currency basis. This is evidence that results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole. “Constant currency” means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 4Q 2023 and 4Q 2022 for revenue purposes follow:

4Q 20234Q 2022    Change

GBP 1.2411 1.1788+  5.3%

EUR 1.0857 1.0192+  6.5%

AUD 0.6509 0.6530  ( 0.3%)

CAD 0.7339 0.7361  ( 0.3%)

The combined weighted-average positive FX impact on 4Q 2023 foreign currency sales was 5.3%.  The portion of OUS sales invoiced in foreign currencies in USD terms were 32% of total consolidated 4Q 2023 sales compared to 27% in 4Q 2022.

OUS sales invoiced in foreign currencies are to direct end-users in Ireland, the UK, France, Canada, Australia and New Zealand, and to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  In USD terms, export sales to OUS distributors from Ireland represented 67% of total OUS distributor sales. Export sales from the U.S. to OUS distributors are invoiced in USD.  Sales to OUS distributors were 12% lower in 4Q 2023 than in 4Q 2022 due mainly to lower Ireland biopharma OEM shipments. Direct to end-user OUS shipments are generally invoiced in the applicable local currency.  Helped by an approximate 6% stronger GBP and EUR, direct to end-user OUS 4Q 2023 sales in USD terms were 40% higher in Ireland and 19% higher in the UK.  On the other hand, direct to end-user sales in USD terms were 17% lower in Canada, 13% lower in Australia/New Zealand and 1% lower in France, compared to 4Q 2022.  The FX rates in Canada and Australia/New Zealand were about the same in both periods.

Sales -2023 Year

Total consolidated 2023 UTMD WW USD-denominated sales were $50,224 compared to $52,281 in 2022, which was $2,057 (3.9%) lower than in 2022. The decline essentially resulted from the fact that 2023 WW shipments by UTMD to its largest OEM customer were $2,925 (25%) lower, which was anticipated in the Company’s beginning-of-year projections. U.S. domestic sales were 12% lower and OUS USD-denominated sales were 8% higher than in 2022.

Domestic U.S. sales in 2023 were $28,204 compared to $31,971 in 2022, which was $3,767 (11.8%) lower than in 2022. All three categories of domestic sales were lower, led by U.S. OEM sales which were $2,438 (22.4%) lower than in 2022.  Domestic sales to UTMD’s biopharma OEM customer were $2,581 (28.7%) lower. This trend is expected to continue in 2024.  Domestic Filshie device sales, representing 17% of total domestic sales, were $470 (9.0%) lower in 2023 compared to 2022. Direct device sales other than Filshie, representing 53% of total domestic sales, were $859 (5.4%) lower in 2023 than in 2022. In this last category, domestic neonatal device sales alone were $866 lower, predominantly in 2Q 2023 as a result of continued raw materials supply chain disruption.

OUS USD-denominated sales in 2023 were $1,710 (+8.4%) higher at $22,020 compared to $20,310 in 2022. Sales invoiced in foreign currencies, which were $14,871 when converted to USD, represented 68% of OUS sales and 30% of consolidated total sales. A slightly weaker USD added $166 in OUS foreign currency sales compared to constant currency terms.  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 2023 and 2022 for revenue purposes follow:

2023 2022         Change

GBP 1.2428 1.2287 + 1.2%

EUR 1.0808 1.0520 + 2.7%

AUD 0.6660 0.6932  ( 3.9%)

CAD 0.7409 0.7683  ( 3.6%)

The combined weighted-average favorable FX impact on 2023 foreign currency OUS sales was 1.1%, increasing reported USD sales by $166 relative to the same foreign currency sales in 2022.  In constant currency terms, OUS sales in 2023 were 4.3% lower than OUS sales in 2022. The portion of OUS sales invoiced in foreign currencies in USD terms was 30% of total consolidated 2023 USD sales compared to 25% in 2022. Including the impact of changed FX rates, OUS 2023 direct to end-user sales in USD terms were 14% higher in Ireland, 15% lower in Canada, 7% higher in France and 21% higher in the UK. Direct to end-user sales in Australia, which included New Zealand, were 17% lower. USD denominated sales to OUS distributors were 11% higher in 2023 than in 2022.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. UTMD’s GP was $2,158 (6.7%) lower in 2023 than in 2022, and $1,229 (14.8%) lower in 4Q 2023 than in 4Q 2022. UTMD generally did not increase prices since February 2023, except on a specific basis for custom OEM work. But supplier costs for raw materials continued to increase and the Company implemented further cost-of-living adjustments during 2023 for employees. UTMD expects further dilution of its GP margin in 2024 as biopharma OEM sales are projected to decline significantly without a comparable decline in fixed manufacturing overheads.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. For the year 2023, OI was $16,777 compared to $19,790 in 2022, a 15.2% decrease.  The $3,012 decrease in OI was from a combination of $2,158 lower GP and $854 higher OE.  OI in 4Q 2023 was $3,944 compared to $5,070 in 4Q 2022.  The $1,126 lower 4Q 2023 OI was a combination of $1,229 lower GP and $103 lower OE.

OE are comprised of Sales and Marketing (S&M) expenses, G&A expenses and Product Development (R&D) expenses. The following table summarizes OE in 4Q and year 2023 compared to the same periods in 2022 by OE category:

OE Category	4Q 2023	% of sales	4Q 2022	% of sales	2023	% of sales	2022	% of sales
S&M:	$ 475	3.9	$ 441	3.3	$ 1,685	3.4	$ 1,507	2.9
G&A:	2,533	20.5	2,693	19.8	11,016	21.9	10,407	19.9
R&D:	146	1.2	123	0.9	560	1.1	493	0.9
Total OE:	3,154	25.6	3,257	24.0	13,261	26.4	12,407	23.7

The following table summarizes “constant currency” OE in 4Q and year 2023 compared to the same periods in 2022 by OE category:

OE Category	4Q 2023 const FX	4Q 2022	2023 const FX	2022
S&M:	$ 471	$ 441	$ 1,685	$ 1,507
G&A:	2,492	2,693	10,986	10,407
R&D:	146	123	560	493
Total OE:	3,109	3,257	12,231	12,407

The FX rate change impact in both periods was minor.  A stronger EUR and GBP, partially offset by a weaker AUD and CAD, increased total 4Q 2023 OE by $45 and year 2023 OE by $30 compared to constant currency.

S&M and R&D expenses increased in 2023 primarily as a result of cost-of-living salary increases.  Constant currency S&M expenses were $4 lower in the 4Q, and about the same for the year. Since almost all product development is carried out in the U.S., there was no material R&D expense impact as a result of FX rate changes.

With the exception of salary increases in all departments, the primary changes in OE were in the G&A expense category. The two major G&A expense changes were in litigation expense and in the amortization of the $21 million identifiable intangible asset (IIA) associated with UTMD’s 2019 purchase of CooperSurgical Inc’s (CSI’s) exclusive right to distribute the Filshie Clip System in the U.S. The CSI IIA amortization expense, which had been $1,105 per quarter since February 2019, ended during 4Q 2023. Litigation expenses were $401 higher in 4Q 2023, and $990 higher for the 2023 year, compared to the same periods in 2022.  Without litigation expense and IIA amortization associated with the Filshie Clip System, consolidated USD G&A OE were $149 higher in 4Q 2023, and $344 higher in year 2023, compared to the same periods in 2022. On a constant currency basis, without litigation expense and IIA amortization associated with the Filshie Clip System, consolidated USD G&A OE were $134 higher in 4Q 2023, and $338 higher in year 2023, compared to the same periods in 2022.  For the year, litigation expenses were $1,660 in 2023 compared to $670 in 2022.  Litigation expenses in both years were the result of U.S. product liability litigation which remains in discovery. UTMD must defend its longstanding reputation for providing very safe and effective devices.

A division of G&A expenses by location follows:

G&A Exp Category	4Q 2023	% of sales	4Q 2022	% of sales	2023	% of sales	2022	% of sales
IIA Amort - UK:	$ 493	4.0	$ 467	3.4	$ 1,977	3.9	$1,965	3.8
IIA Amort– CSI:	368	3.0	1,105	8.1	3,684	7.3	4,421	8.5
UK:	179		145		678		573
US:	1,339		809		4,091		2,826
IRE:	95		94		322		319
AUS:	28		42		134		166
CAN:	31		31		130		137
Total G&A	2,533	20.5	2,693	19.8	11,016	21.9	10,407	19.9

In both periods, the USD was weaker relative to the EUR and GBP, but stronger relative to the AUD and CAD.  The GBP-denominated IIA Amort - UK was the same in both years’ periods. Looking forward, the IIA- CSI will be zero.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 2023 EBT was $20,089 (40.0% of sales) compared to $20,659 (39.5% of sales) in 2022. Consolidated 4Q 2023 EBT was $5,017 (40.7% of sales) compared to $5,591 (41.2% of sales) in 4Q 2022.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI. Net NOI in 2023 was $3,312 compared to $869 NOI in 2022. Net NOI in 4Q 2023 was $1,073 compared to $521 NOI in 4Q 2022. The increase in 4Q 2023 and year 2023 NOI was due primarily to higher interest rates for higher cash balances.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Consolidated EBT excluding the remeasured bank balance currency gain or loss, interest expense, noncash effects of depreciation, amortization of intangible assets and stock option expense (“adjusted consolidated EBITDA”) were $26,635 for the year 2023 compared to $27,891 in 2022, a decrease of 4.5% in this annual operating metric. Adjusted consolidated EBITDA in 4Q 2023 was $6,115 compared to $7,404 in 4Q 2022.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 53.0% for the year 2023 compared to 53.3% in 2022. UTMD’s adjusted consolidated EBITDA as a percentage of sales was 49.6% in 4Q 2023 compared to 54.5% in 4Q 2022.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	4Q 2023	4Q 2022	2023	2022
EBT	$5,017	$5,591	$20,089	$20,659
Depreciation Expense	158	158	624	612
Femcare IIA Amortization Expense	493	467	1,977	1,965
CSI IIA Amortization Expense	368	1,105	3,684	4,421
Other Non-Cash Amortization Expense	7	8	31	31
Stock Option Compensation Expense	73	62	225	183
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	(1)	13	5	20
UTMD non-US GAAP EBITDA:	$6,115	$7,404	$26,635	$27,891

Net Income (NI)

NI for the year 2023 of $16,635 (33.1% of sales) was 1.0% higher than NI of $16,473 (31.5% of sales) in 2022. NI in 4Q 2023 of $4,287 (34.8% of sales) was 5.9% lower than NI of $4,555 (33.6% of sales) in 4Q 2022. The average consolidated income tax provisions (as a % of the same period EBT) in 2023 and 2022 were 17.2% and 20.3% respectively, and were 14.6% and 18.5% in 4Q 2023 and 4Q 2022 respectively. The lower overall rates in 2023 were due to a portion of NOI being tax exempt in the U.S. Otherwise, the overall consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. Other than the UK increasing its corporate income tax rate from 19% to 25% effective on April 1, 2023, the basic 2023 corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Despite 15.2% lower Operating Income for the 2023 year, diluted 2023 EPS of $4.574 compared to $4.522 in 2022 were higher by 1.2%.  Diluted EPS in 4Q 2023 were $1.180 compared to $1.253 in 4Q 2022. The increase in EPS for the year was a result of improvement in NOI from higher interest on higher cash balances and a lower income tax rate provision. Diluted shares were 3,637,071 for the 2023 year compared to 3,643,256 in 2022. Diluted shares were 3,632,064 in 4Q 2023 compared to 3,634,686 in 4Q 2022.

The number of shares used for calculating 4Q 2023 and year 2023 EPS were higher than the December 31, 2023 outstanding shares balance of 3,629,525 because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee options. Outstanding shares at the end of calendar year 2023 of 3,629,525 compared to 3,627,767 at the end of 2022. The difference was due to 1,758 shares in employee option exercises during 2023. The total number of outstanding unexercised employee and outside director options at December 31, 2023 was 84,301 at an average exercise price of $74.56, including shares awarded but not yet vested. This compares to 67,433 unexercised option shares at the end of 2022 at an average exercise price of $73.66/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for the year 2023 was 8,303 compared to 5,934 in 2022. The number of shares added as a dilution factor for 4Q 2023 was 2,539 compared to 7,630 in 4Q 2022. In October 2023, 19,000 non-qualified option shares were awarded to 48 employees at an exercise price of $77.07 per share. In October 2022, 20,600 ISO option shares were awarded to 40 employees at an exercise price of $82.60 per share. UTMD’s stock option plans continue to be an integral part of attracting and retaining productive employees. Over time, option plans have not been dilutive to stockholders, as the Company has consistently repurchased substantially more shares in the open market at lower prices than it has awarded in options.

UTMD paid $1,071 ($0.295/share) in dividends to stockholders in 4Q 2023 compared to $1,051 ($0.290/share) paid in 4Q 2022. UTMD paid $4,282 ($1.18/share) in dividends to stockholders in 2023 compared to $3,162 ($0.87/ share) in dividends in 2022. The dividends paid in 2022 represented only three calendar quarters because of an early dividend payment in 4Q 2021. Also, in 2022 UTMD made $2,495 in share repurchases. As declared in October 2023, UTMD’s regular quarterly dividend was increased to $0.300 per share starting with a January 2024 payment.

In 2Q 2022, UTMD repurchased 30,105 of its shares in the open market at $82.88/ share. No shares were repurchased in 2023. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2023 was $84.22, down 16.2% from the closing price of $100.53 at the end of 2022, and down 2.1% from the end of the prior calendar quarter. In comparison, the major stock market indices were all substantially higher for the year 2023: the Dow Jones Industrial Average was up 13.7%, the S&P 500 Index up 24.2% and the NASDAQ Composite, in which UTMD shares are traded, up 43.4%.

Balance Sheet

Please see the audited December 31, 2023 Balance Sheet at the end of this report. At the end of 2023 compared to the end of 2022, UTMD’s cash and investments increased $17.8 million to $92.9 million as a result of $26.6 million operating EBITDA minus $4.8 million paid in income taxes, $4.3 million in cash dividends paid to stockholders, and a $0.1 million decrease in non-cash working capital. The lower non-cash working capital was in spite of a $0.8 million increase in inventories as a hedge against supply chain disruptions and inflationary costs. At December 31, 2023, Net Intangible Assets decreased to 13.8% of total consolidated assets from 19.2% on December 31, 2022.

Financial ratios as of December 31, 2023 which may be of interest to stockholders follow:

1)Current Ratio = 22.9

2)Days in Trade Receivables (based on 4Q 2023 sales activity) = 24.3

3)Average Inventory Turns in 2023 (based on 2023 CGS) = 2.2

4)2023 ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 2023 SEC Form 10-K will be filed on or before March 29, 2024, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (three months ended December 31)

(in thousands except earnings per share):

	4Q 2023	4Q 2022	Percent Change
Net Sales	$ 12,333	$ 13,575	(9.1%)
Gross Profit	7,098	8,327	(14.8%)
Operating Income	3,944	5,070	(22.2%)
Income Before Tax	5,017	5,591	(10.3%)
Net Income	4,287	4,555	(5.9%)
Diluted EPS	$ 1.180	$ 1.253	(5.8%)
Shares Outstanding (diluted)	3,632	3,635

INCOME STATEMENT, Twelve Months (Calendar Year ended December 31)

(in thousands except earnings per share):

	2023	2022	Percent Change
Net Sales	$ 50,224	$ 52,281	(3.9%)
Gross Profit	30,038	32,196	(6.7%)
Operating Income	16,777	19,790	(15.2%)
Income Before Tax	20,089	20,659	(2.8%)
Net Income	16,635	16,473	1.0%
Diluted EPS	$ 4.574	$ 4.522	1.2%
Shares Outstanding (diluted)	3,637	3,643

BALANCE SHEET

(in thousands)	(audited) DEC 31, 2023	(unaudited) SEP 30, 2023	(audited) DEC 31, 2022
Assets
Cash & Investments	$ 92,869	$ 88,209	$ 75,052
Accounts & Other Receivables, Net	3,390	3,487	5,538
Inventories	9,582	9,709	8,814
Other Current Assets	428	442	515
Total Current Assets	106,269	101,847	89,919
Property & Equipment, Net	10,552	10,347	10,224
Intangible Assets, Net	18,637	19,049	23,731
Total Assets	$ 135,458	$ 131,243	$ 123,874
Liabilities & Stockholders’ Equity
Accounts Payable	$ 769	$ 511	$ 1,218
REPAT Tax Payable	611	419	419
Other Accrued Liabilities	3,263	3,247	4,323
Total Current Liabilities	$ 4,643	$ 4,177	$ 5,960
Deferred Tax Liability – Intangible Assets	1,120	1,196	1,513
Long Term Lease Liability	295	305	341
Long Term REPAT Tax Payable	765	1,256	1,256
Deferred Revenue and Income Taxes	322	607	549
Stockholders’ Equity	128,313	123,702	114,255
Total Liabilities & Stockholders’ Equity	$ 135,458	$ 131,243	$ 123,874